Exhibit 99






















                         FOODBRANDS AMERICA, INC.
                NONQUALIFIED ASSOCIATE STOCK PURCHASE PLAN










                       Effective Date: July 1, 1996

                            FOODBRANDS AMERICA, INC.
                   NONQUALIFIED ASSOCIATE STOCK PURCHASE PLAN
                               Table of Contents






                                                                        Page


ARTICLE I
NAME AND PURPOSE OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . .1
1.1 Name of Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2 Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.3 Types of Options . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
2.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
2.2 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE III
FUNDING AND EARLY WITHDRAWAL OF ACCOUNTS . . . . . . . . . . . . . . . . .3
3.1 Stock Purchase Accounts. . . . . . . . . . . . . . . . . . . . . . . .3
3.2 Participant's Contributions. . . . . . . . . . . . . . . . . . . . . .3
3.3 Continued Participation; Voluntary Withdrawal from Plan. . . . . . . .4
3.4 Withdrawal by Terminating Participant. . . . . . . . . . . . . . . . .4
3.5 Reparticipation. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
3.6 Interest Accrual . . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE IV
EXERCISE OF STOCK OPTION . . . . . . . . . . . . . . . . . . . . . . . . .5
4.1 Exercise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
4.2 Amount of Shares of Stock. . . . . . . . . . . . . . . . . . . . . . .5
4.3 Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
4.4 Issuance of Shares; Stock Certificates . . . . . . . . . . . . . . . .6

ARTICLE V
MAXIMUM SHARES OF STOCK AVAILABLE. . . . . . . . . . . . . . . . . . . . .6
5.1 Maximum Number of Shares Available to Participants . . . . . . . . . .6
5.2 Maximum Authorized Shares. . . . . . . . . . . . . . . . . . . . . . .6
5.3 Termination of Offering for the Second and Subsequent Purchase Periods.6


ARTICLE VI
ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
6.1 Appointment of Committee . . . . . . . . . . . . . . . . . . . . . . .6
6.2 Committee Powers and Duties. . . . . . . . . . . . . . . . . . . . . .6
6.3 Committee to Make Rules and Interpret Plan . . . . . . . . . . . . . .6

ARTICLE VII
AMENDMENT OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE VIII
RECAPITALIZATION AND EFFECT OF CERTAIN TRANSACTIONS. . . . . . . . . . . .7
8.1 Stock Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . .7
8.2 Effect of Certain Transactions . . . . . . . . . . . . . . . . . . . .7

ARTICLE IX
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
9.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
9.2 Application of the Funds . . . . . . . . . . . . . . . . . . . . . . .8
9.3 Repurchase of Stock. . . . . . . . . . . . . . . . . . . . . . . . . .8
9.4 Alternate Contribution Methods . . . . . . . . . . . . . . . . . . . .8
9.5 Nonassignability . . . . . . . . . . . . . . . . . . . . . . . . . . .8
9.6 Government Regulation. . . . . . . . . . . . . . . . . . . . . . . . .8
9.7 Effective Date of Plan . . . . . . . . . . . . . . . . . . . . . . . .8
9.8 Termination of Plan. . . . . . . . . . . . . . . . . . . . . . . . . .8
9.9 No Obligations to Exercise Stock Option. . . . . . . . . . . . . . . .9
9.10 Right to Continued Employment. . . . . . . . . . . . . . . . . . . ..9
9.11 Reliance on Reports. . . . . . . . . . . . . . . . . . . . . . . . ..9
9.12 Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . ..9
9.13 Withholding Taxes. . . . . . . . . . . . . . . . . . . . . . . . . ..9



                            FOODBRANDS AMERICA, INC.
                   NONQUALIFIED ASSOCIATE STOCK PURCHASE PLAN

                                   ARTICLE I
                            NAME AND PURPOSE OF PLAN

1.1 Name of Plan. This Plan shall be known as: Foodbrands America, Inc. Nonqualified Associate Stock Purchase Plan.

1.2 Purpose. The Foodbrands America, Inc. Nonqualified Associate Stock Purchase Plan, by offering Associates the opportunity to purchase the Company's Stock through payroll deductions, is intended to encourage participation in the ownership and economic progress of the Company. Associates may only be granted Stock Options to purchase Stock. Except as otherwise provided in the Plan, by reason of their employment relationship with the Employer, all Associates of all Employers approved will be eligible to participate in the Plan. Further, this Plan is not intended to qualify as a "employee stock purchase plan" as defined in Section 423 of the Code. Further, there are references in this Plan to Section 423 of the Code, however, these references are only for the purpose of limiting the number of Stock Options which may be granted under the Plan and are not intended to qualify this Plan under Section 423 of the Code.

1.3 Types of Options. It is intended that this Plan shall grant nonqualified stock options as described in accordance with Section 421 of the Code, and the provisions of this Plan shall be interpreted and applied in a manner consistent with such intent. Therefore, the Stock Options under this Plan shall be stock options as described under Section 421 of the Code.


                                   ARTICLE II
                                  DEFINITIONS

2.1 Definitions. Where the following capitalized words and phrases appear in either a singular or plural form in this instrument, they shall have the respective meanings set forth below unless a different context is clearly expressed herein.

     (a)  Account and Account Balance:

          (i) The word "Account" shall mean the record established and maintained to record the interest in the Plan of each Participant in accordance with Article III.

          (ii) The words "Account Balance" shall mean the credited balance standing in a Participant's Account from time to time.

     (b) Associate: The word "Associate" shall mean any person employed by the Employer on the basis of an employer-employee relationship who receives remuneration for personal services rendered to the Employer.

     (c) Board: The word "Board" shall mean the Board of Directors of the Company.

     (d) Code: The word "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (e) Committee: The word "Committee" shall mean the Compensation Committee of the Board referred to in Article VI.

     (f) Company: The word "Company" shall mean Foodbrands America, Inc., a Delaware corporation

     (g) Employer: The word "Employer" shall mean any Subsidiary of the Company which is not participating in the Foodbrands America, Inc. Associate Stock Purchase Plan. The initial Employers whose associates may participate in the Plan are Doskocil Food Service Company, L.L.C., a limited liability company, and KPR Holdings, L.P., a limited partnership. The Company must approve the participation of any Subsidiary in the Plan and the grant of Stock Options to Associates of such Employers.

     (h) Exercise Date: The words "Exercise Date" shall mean June 30 of any year during which the Plan is in existence, being June 30, 1997, 1998, 1999, 2000 and 2001.

     (i) Fair Market Value: The words "Fair Market Value" shall mean (A) during such time as the Stock is listed upon the New York Stock Exchange or other exchanges or the NASDAQ/National Market System, the closing price of the Stock on such stock exchange or exchanges or the NASDAQ/National Market System on the day for which such value is to be determined, or if no sale of the Stock shall have been made on any such stock exchange or the NASDAQ/National Market System that day, on the next preceding day on which there was a sale of such Stock or (B) during any such time as the Stock is not listed upon an established stock exchange or the NASDAQ/National Market System, the mean between dealer "bid" and "ask" prices of the Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

     (j) Granting Date: The words "Granting Date" shall mean the beginning of each applicable Purchase Period, being July 1, 1996, 1997, 1998, 1999 and 2000.

     (k) Option Agreement: The words "Option Agreement" shall mean an agreement to be executed by the Participant and the Company, which shall comply with the terms of the Plan and shall be in such form as the Committee agrees upon from time to time.

     (l) Option Price: The words "Option Price" shall mean the price which shall be paid by the Participant from his Account for any Stock purchased on an applicable Exercise Date pursuant to any Stock Option granted to such Participant; provided, such option price shall be the lesser of:

          (i) 90% of the per share Fair Market Value on the Granting Date of the Purchase Period applicable to such Participant; or

          (ii) 90% of the per share Fair Market Value on the Exercise Date of the Purchase Period applicable to such Participant.

Provided, in no event shall the Option Price per share be less than the par value of the Stock.

     (m) Participant: The word "Participant" shall mean an Associate (i) who executes with the Company an Option Agreement on or prior to a Granting Date,
(ii) who on such Granting Date has been continuously employed by the Employer for at least six months, and (iii) whose customary employment is more than 20 hours per week and more than five months in any calendar year. Provided, for purposes of calculating the foregoing six month service requirement for an Associate, all employment service with the Company and its subsidiaries will be recognized. The word "Participant" shall also include the legal representative of a deceased Participant, and a Participant who, within three months prior to the end of the applicable Purchase Period for which he is a Participant, terminates his employment with the Employer on account of (i) retirement on or after age 55, (ii) retirement because of disability,
(iii) lay off by the Employer, or (iv) an authorized leave of absence granted by the Employer. "Disability" for purposes of this Subsection (m) shall mean a physical or mental condition which, in the judgment of the Committee, totally and permanently prevents a Participant from engaging in any substantial gainful employment with the Employer. A determination that disability exists shall be based upon independent medical evidence satisfactory to the Committee. In the event that any Employer ceases to be a Subsidiary of the Company, the Associates of such Employer will be deemed to have terminated employment as of such date.

     (n) Plan: The word "Plan" shall mean this Foodbrands America, Inc. Nonqualified Associate Stock Purchase Plan, and any amendments thereto.

     (o) Purchase Period: The words "Purchase Period" shall mean any one year period commencing on July 1 and ending on June 30 of each year during which the Plan is in existence, as follows:

          (i)    "First Purchase Period"   July 1, 1996  through June 30,
1997.

          (ii)   "Second Purchase Period"   July 1, 1997  through June 30,
1998.

          (iii)  "Third Purchase Period"   July 1, 1998  through June 30,
1999.

          (iv)  "Fourth Purchase Period"   July 1, 1999  through June 30,
2000.

          (v)   "Fifth Purchase Period"   July 1, 2000  through June 30, 2001.

     (p) Stock: The word "Stock" shall mean any of the total number of shares of common stock of the Company being authorized for issuance pursuant to the terms of the Plan in accordance with Article V.

     (q) Stock Option: The words "Stock Option" shall mean the right of a Participant on an applicable Exercise Date to purchase the number of whole shares of Stock as provided in Article IV.

     (r) Subsidiary: The word "Subsidiary" shall mean any present or future entity (including any limited partnership or limited liability company) in which the Company owns directly or indirectly more than a 50% interest and such entity does not meet the definition of "subsidiary" as defined in Section 424 of the Code.

     (s) Terminating Participant: The words "Terminating Participant" shall mean a Participant who terminates his employment for reasons other than those set forth in Subsection 2.1(m).

2.2 Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.


                                  ARTICLE III
                    FUNDING AND EARLY WITHDRAWAL OF ACCOUNTS

3.1 Stock Purchase Accounts. As of the applicable Granting Date, there shall be established and maintained under the Plan in the name of each Participant (who is a Participant with respect to the Purchase Period pertaining to such Granting Date) an Account which shall be debited and credited in accordance with the following Sections of this Article III.

3.2 Participant's Contributions. By becoming a Participant, authorization shall be deemed to be automatically given by the Participant for his periodic contributions which shall be credited to his Account calculated as follows:

          FIRST: The Participant's basic compensation rate (excluding any form of extraordinary compensation such as overtime, prizes, bonuses, commissions, reimbursed relocation expenses and the like), as of the date ("Determination Date") which is three months prior to the applicable Granting Date, shall be determined and annualized ("Annual Compensation"). Increases in such basic compensation rate after such Determination Date shall be disregarded for that Purchase Period. Decreases in such basic compensation rate shall be adjusted as provided hereinafter.

          SECOND: Prior to the applicable Granting Date, the Participant shall elect in his Option Agreement filed with the Committee a percentage of either 1%, 2% or 3% ("Contribution Rate"); provided, an election, once effective, with respect to the first Purchase Period applicable to such Participant following such election, cannot thereafter be changed; and provided, a Participant may elect to change his Contribution Rate for succeeding Purchase Periods by notifying the Committee within 10 days of any succeeding Granting Date. If a Participant receives a "hardship withdrawal" from a cash or deferred arrangement established by the Employer under Code
Section 401(k), he shall be prohibited from making contributions to his Account under this Plan for a period of 12 months after receipt of such hardship distribution.

          THIRD: The Participant's Annual Compensation for the applicable Purchase Period shall be multiplied by his Contribution Rate, and the product thereof shall equal his aggregate maximum contributions ("Aggregate Contributions") to be made under the Plan for the applicable Purchase Period.

          FOURTH: A Participant's Aggregate Contributions shall be divided by the number of his payroll payment dates falling within the applicable Purchase Period to determine the dollar amount of equal periodic contributions which shall be withheld by the Employer by payroll deduction. If a Participant's number of payroll payment dates thereafter shall be changed, appropriate adjustment shall be made so that equal periodic contributions shall be made. Provided, in the event that a Participant incurs a decrease in his basic compensation during any Purchase Period, and such Participant is not a Terminating Participant or has not voluntarily withdrawn from the Plan, then, in such event, and if requested by the Participant, appropriate adjustments will be made by the Committee to reduce the maximum amount of periodic contributions which such Participant would otherwise make pursuant to the Plan to his Stock Purchase Account. The reduction shall occur by determining the Participant's reduced basic compensation rate and then multiplying such rate by the Contribution Rate which such Participant had previously elected for that Purchase Period. This reduced amount thereafter will be credited to the Stock Purchase Account of such Participant for the balance of the applicable Purchase Period.

3.3 Continued Participation; Voluntary Withdrawal from Plan. Once a Participant elects to participate in the Plan, he shall thereafter remain as a Participant until expiration or termination of the Plan, unless he otherwise withdraws from, or otherwise becomes ineligible to participate in the Plan. A legal representative of a deceased Participant and a Participant who terminates employment for any reasons specified in Subsection 2.1(m) within three months prior to the end of the applicable Purchase Period will continue to be a Participant in the Plan until the next succeeding Exercise Date unless such Participant or his representative (in the event of the Participant's death) elects to withdraw from the Plan pursuant to this Section 3.3. A Participant may withdraw from the Plan at any time by filing a written notice with the Committee of withdrawal prior to the next applicable Exercise Date. Upon a Participant's withdrawal, his entire Account Balance, if any, on the date of withdrawal shall be refunded to him.

3.4 Withdrawal by Terminating Participant. A Terminating Participant shall be deemed to have made an election to withdraw from the Plan on the date his employment terminates. Upon such withdrawal, his entire Account Balance, if any, on the date of withdrawal, shall be refunded to him.

3.5 Reparticipation. A Participant who withdraws under Section 3.3 within any Purchase Period shall not be eligible to reenter the Plan with respect to the same Purchase Period; provided, a Participant who withdraws from the Plan under Section 3.3 prior to the end of any Purchase Period shall not be precluded from becoming a Participant with respect to any succeeding Purchase Period if he satisfies the eligibility requirements of the Plan.

3.6 Interest Accrual. With respect to the refund or distribution of an Account Balance under either of Sections 3.3 or 3.4, no interest shall be paid or payable. If the Plan is terminated under either of Sections 8.2 or 9.8, the refund of an Account Balance shall be with interest at a per annum rate of 5% and shall be computed upon the average balance in such Participant's Account for the period of time following the Granting Date applicable to such Participant and ending on the day of the withdrawal or distribution.


                                   ARTICLE IV
                            EXERCISE OF STOCK OPTION

4.1 Exercise. If a Participant has not made an earlier election to withdraw pursuant to either of Sections 3.3 or 3.4, he shall be deemed to have elected to exercise his Stock Option as of each Exercise Date with respect to the applicable Purchase Periods.

4.2  Amount of Shares of Stock.

       (a) Subject to the Subsection (b) following, the whole number of shares of Stock to which a Participant shall be entitled ("Total Stock Entitlement") upon the applicable Exercise Date shall be determined under the following formula:


          Account Balance
         _________________  = Total Stock Entitlement

          Option Price

Provided, the Account Balance for purposes of this Section 4.2 shall be determined without crediting any interest thereon.

       (b) The Total Stock Entitlement computed for each Participant shall be reduced to the extent that any of the following Subsections shall apply:

          (i) No Participant shall be entitled to participate in the Plan to a greater extent than that permitted under Section 423(b)(3) of the Code. Thus, no Associate may be granted a Stock Option if such Associate, immediately after the Stock Option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or any Subsidiary (if applicable). For purposes of this Subsection, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which the Associate may purchase under all outstanding stock options shall be treated as stock owned by the Associate.

          (ii) No Participant shall be entitled to participate in the Plan to a greater extent than that permitted under Section 423(b)(8) of the Code. Thus, no Associate may be granted a Stock Option which permits his rights to purchase stock under the Foodbrands America, Inc. Associate Stock Purchase Plan and this Plan to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Stock Option is granted) for each calendar year in which such Stock Option is outstanding at any time. For purposes of this Subsection, (1) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year; (2) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such stock option is granted) for any one calendar year; and (3) a right to purchase stock which has accrued under one option granted pursuant to any such plan may not be carried over to any other such stock option.

4.3 Distribution. A Participant's Total Stock Entitlement as determined under Section 4.2 shall be distributed to him pursuant to Section 4.4(b) together with any cash which is not applied toward the purchase of whole shares of Stock. No interest shall be payable upon such refunded Account Balance.

4.4  Issuance of Shares; Stock Certificates.

     (a) The shares of Stock purchased by a Participant on the applicable Exercise Date shall for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

     (b) As soon as practicable after each Exercise Date, the Company shall issue and deliver a certificate, registered in the Participant's name, for the number of shares of Stock purchased.


                                   ARTICLE V
                       MAXIMUM SHARES OF STOCK AVAILABLE

5.1 Maximum Number of Shares Available to Participants. If on the Exercise Date of any Purchase Period the Total Stock Entitlement for all Participants determined under Section 4.2 hereof exceeds the number of shares of Stock available for issuance under the Plan, there shall be a proportionate reduction for the ensuing applicable Purchase Period of each Participant's Total Stock Entitlement in order to eliminate such excess. Notwithstanding any provision herein to the contrary, the maximum number of shares a Participant will be allowed to purchase during any Purchase Period is 1,000 shares of Stock.

5.2 Maximum Authorized Shares. Subject to adjustment under Article VIII, the maximum number of shares of Stock which may be issued under the Plan shall not in the aggregate exceed 40,000 shares of Stock.

5.3 Termination of Offering for the Second and Subsequent Purchase Periods. If in the opinion of the Committee, there is insufficient Stock available for Stock Options at any Granting Date after the July 1, 1996 Granting Date, the Committee may terminate the offering contemplated for any or all succeeding Purchase Periods.


                                   ARTICLE VI
                                 ADMINISTRATION

6.1 Appointment of Committee. The Plan shall be administered by the Committee appointed by the Board and consisting of not less than two members from the Board none of whom shall be associates of the Company or a subsidiary of the Company while serving on the Committee. The members of the Committee shall serve at the pleasure of the Board and shall be ineligible to participate under the Plan. Any member may serve concurrently as a member of any other administrative committee of any other plan of the Company or its affiliates entitling participants therein to acquire stock, stock options or deferred compensation rights including stock appreciation rights.

6.2 Committee Powers and Duties. The Committee shall have all the powers and authorities which are reasonably appropriate and necessary to discharge its duties under the Plan.

6.3 Committee to Make Rules and Interpret Plan. The Committee, in its sole discretion, shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise rules and regulations with respect to the administration of the Plan and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.


                                  ARTICLE VII
                             AMENDMENT OF THE PLAN

     The Board may at any time, or from time to time, amend the Plan in any respect consistent with Section 421 of the Code, except that, without approval of the stockholders, no amendment shall (i) increase the maximum number of shares reserved under the Plan other than as provided in Article VIII, or (ii) make the Plan available to any person who is not a Participant.


                                  ARTICLE VIII
              RECAPITALIZATION AND EFFECT OF CERTAIN TRANSACTIONS

8.1 Stock Adjustments. In the event that the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided in Section 5.3 hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Stock Options under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, in no such event will such adjustment result in a modification of any Stock Option as defined in Section 424(h) of the Code. In the event there shall be any other change in the number or kind of the outstanding shares of Stock, or any stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Stock Option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Stock available under the Plan or to which any Stock Option relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Stock available under the Plan or to which any Stock Option relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Section 8.1 and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Section 8.1 which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Stock relating to any Stock Option immediately prior to exercise, payment or settlement of such Stock Option.

     No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. Any adjustments under this Section 8.1 shall be made according to the sole discretion of the Committee, and its decision shall be binding and conclusive.

8.2 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Stock Option hereunder shall pertain to and apply to the shares of stock of the Company; but a dissolution or liquidation of the Company or merger or consolidation in which the Company is not the surviving or the resulting corporation shall cause the Plan and any Stock Option hereunder to terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the Account Balance of each Participant shall be refunded to him. Provided, that for the purpose of this Section 8.2, if any merger, consolidation or combination occurs in which the Company is not the surviving corporation and is the result of a mere change in the identity, form or place of organization of the Company accomplished in accordance with Section 368(a)(1)(F) of the Code, then, such event shall not cause a termination.


                                   ARTICLE IX
                                 MISCELLANEOUS

9.1 Notices. Any notice which a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective when received by the Committee.

9.2 Application of the Funds. All funds received by the Company under the Plan may be used for any corporate purpose.

9.3 Repurchase of Stock. The Company shall not be required to repurchase from any Participant shares of Stock which he acquired under the Plan.

9.4 Alternate Contribution Methods. If authorized payroll deductions of a Participant's periodic contributions under Section 3.2 are not permitted by reason of the provisions of any law applicable to an Employer, the Committee shall adopt an appropriate alternative method under which affected Participants may make payment for shares of Stock purchased hereunder which would otherwise have been made pursuant to Section 3.2.

9.5 Nonassignability. Stock Options are exercisable only by the Participant during his lifetime, or by his estate or the person who acquires the right to exercise such Stock Option upon his death by bequest or inheritance, and are not transferable by him other than by will or the laws of descent and distribution. No Stock Option shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except for transfer by will or the laws of descent and distribution. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Stock Option contrary to the provisions hereof, shall be void and ineffective, shall give no right to any purported transferee, and may, at the sole discretion of the Committee, result in forfeiture of the Stock Option involved in such attempt.

9.6 Government Regulation. The Company's obligation to sell and deliver the Stock under the Plan is at all times subject to any and all approvals, rules and regulations of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock. In addition, the rights of Participants under the Plan who are subject to Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16"), are subject to compliance by such Participants with the applicable provisions of Section 16 and the rules and regulations promulgated thereunder.

9.7 Effective Date of Plan. The Plan shall become effective on July 1, 1996, if prior to that date the Plan has been approved by the holders of a majority of the common stock of the Company present, or represented, and entitled to vote at a meeting called for such purposes.

9.8 Termination of Plan. The Plan shall continue in effect through June 30, 2001, unless terminated pursuant to Section 8.2 or by the Board, which shall have the right to terminate the Plan at any time. Upon the termination of the Plan pursuant to this Section 9.8 or Section 8.2, the Account Balance of each Participant shall be refunded to him.


9.9 No Obligations to Exercise Stock Option. The granting of a Stock Option shall impose no obligation upon the Participant to exercise his Stock Option.

9.10 Right to Continued Employment. Participation in the Plan shall not give any Participant any right to remain in the employ of the Employer. The Employer reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Participant or any other individual any right to be selected as a Participant or to be granted a Stock Option.

9.11 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

9.12 Applicable Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Oklahoma.

9.13 Withholding Taxes. The Company shall be entitled to deduct from any payment or distribution under the Plan, regardless of the form of such payment or distribution, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or distribution or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment or distribution. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from Stock purchased by means of the exercise of a Stock Option by withholding from any such Stock due as a result of such exercise. Provided, however, that in the event the Participant is, or within the preceding six months has been a Participant who is subject to the provisions of Section 16, such an election may not be made within six months of the date the Stock Option is granted (unless death or disability of the Participant occurs prior to the expiration of such six-month period), and must be made either six months prior to the date of payment or during the period beginning on the third business day following the date of release of a summary statement of the Company's quarterly or annual sales and earnings and ending on the twelfth business day following such date.